McCLATCHY ANNOUNCES DEBT TENDER OFFER AT PAR FOR 2022 NOTES

SACRAMENTO, Calif., Oct. 14, 2014 – The McClatchy Company (NYSE-MNI) announced today that in compliance with the indenture for its 9.00% notes due 2022 it has commenced an offer to purchase for cash up to $406 million of the outstanding 9.00% notes at par. The terms and conditions of the offer are set forth in the Offer to Purchase dated Oct.14, 2014 (the “Offer” or “Offer to Purchase”) and Letter of Transmittal (the “Letter of Transmittal”). The Offer is not subject to the receipt of any minimum amount of notes tendered, but is subject to the general conditions set forth in the Offer to Purchase.

McClatchy noted when it announced the sale of its interest in Cars.com that under the indenture for its 9.00% notes due 2022 it would offer the after-tax proceeds from the sale, to the extent that the proceeds are not reinvested within 365 days of the closing of the transaction, in an offering to repurchase the 9.00% notes at par. Management has elected to make this offer now. Recently, the 9.00% notes were trading at premium prices ranging between $111.00 and $112.50.

To the extent the notes are not repurchased under this offer, management may use the proceeds to invest in initiatives and/or investments to continue its digital transformation, to selectively repurchase outstanding notes or for other corporate purposes as determined by management and the Board of Directors.

This press release is neither an offer to purchase, nor a solicitation for acceptance of the offer. The McClatchy Company is making the Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal.

The complete terms and conditions of the Offer are set forth in the Offer to Purchase and Letter of Transmittal that are being sent to holders of notes. Holders are urged to read the tender offer documents carefully when they become available. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Tender and Paying Agent for the Offer, Bank of New York Mellon Trust Company, N.A., at 1-800-254-2826 (US toll-free).

About McClatchy:

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. McClatchy’s operations include 29 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company’s largest newspapers include the (Fort Worth) Star-Telegram, The Sacramento Bee, The Kansas City Star, the Miami Herald, The Charlotte Observer and The (Raleigh) News & Observer. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

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 Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in the reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; transactions may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement circulation strategies designed to increase circulation revenue and may experience decreased circulation volumes or subscriptions; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company’s publicly filed documents, including the company’s Annual Report on Form 10-K for the year ended Dec. 29, 2013, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

Investor Contact: Ryan Kimball

Assistant Treasurer & Director of Investor Relations

(916) 321-1849

rkimball@mcclatchy.com

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